Exhibit 99.1

For Immediate Release	Contact:

David Portnoy
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CRYO-CELL INTERNATIONAL, INC. REPORTS THIRD QUARTER 2011 RESULTS

Company Begins the Process of Building a Brighter Future

OLDSMAR, Fla. – October 18, 2011 – Cryo-Cell International, Inc. (OTC:QX Markets Group Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, today announced results for the third quarter ended August 31, 2011.

“Cryo-Cell’s recently elected Board of Directors is excited about the opportunity to further solidify the Company’s role as one of the leaders in the cryopreservation industry,” stated David Portnoy, Cryo-Cell’s Chairman and Co-CEO. “The tangible effects of our efforts will not be seen overnight and will take some time, but we are quite confident that Cryo-Cell’s brightest days are yet to come.”

Mark Portnoy, Cryo-Cell’s Co-CEO, added, “With the transition of the Board of Directors and management at the end of the quarter, we were disappointed to find that the Company’s largest affiliate, Cryo-Cell de Mexico, alleged on June 17, 2011 that the Company was in breach of the licensing agreement and subsequently provided notice of termination on August 17, 2011. We are, however, pleased to announce that today we have amended the agreement, whereby the prior notice of termination has been revoked. Additional details of the amended agreement can be found in the Company’s third quarter 10Q. We also were dismayed to learn that the Company has invested over $1 million in a project to implement a new CRM computer system that has not yet been fully implemented. In summary, we are intensely focused on upgrading all aspects of the business, and remain committed to the growth of the company.”

Financial Results

Consolidated revenues for the third quarter of fiscal 2011 were approximately $4.4 million compared to approximately $4.6 million for the third quarter of fiscal 2010. The revenues for the third quarter of fiscal 2011 consisted of approximately $4.1 million in processing and storage fee revenue and approximately $335,000 in licensee income compared to approximately $4.2 million in processing and storage fee revenue and approximately $334,000 in licensee income for the same quarter in fiscal 2010. Licensee income for the three months ended August 31, 2011 principally consisted of approximately $319,000 in royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements. The remaining licensee income related to installment payments of non-refundable up-front license fee from the licensee of the Company’s U-Cord program in Costa Rica. Licensee income for the three months ended August 31, 2010 principally consisted of approximately $329,000 in royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements. The remaining licensee income related to installment payments of non-refundable up-front license fees from the licensee of the Company’s U-Cord program in Nicaragua.

The Company reported a net loss in the third quarter of fiscal 2011 of approximately ($2.4 MIL), or ($0.20) per basic and diluted common share, compared to net income of approximately $2.4 MIL, or $0.20 per basic and diluted share, in the third quarter of fiscal 2010. The decrease in net income for the three months ended August 31, 2011 principally resulted from a 110% increase in marketing, general and administrative expenses. The increase was due in part to an increase in fees associated with the annual meeting. The total fees expended for the 2011 Annual Meeting were approximately $940,000. The increase was also due to a write-off of approximately $208,000 for abandoned patents and trademarks due to the decision of management to discontinue pursuing certain patents and trademarks and an approximate $281,000 increase in stock option compensation. Also included in marketing, general and administrative expenses is approximately $950,000 related to an accrual of severance in accordance with the employment agreement of Mercedes Walton, the Company’s former Chairman and CEO’s dated August 15, 2005, as amended July 16, 2007 because the circumstances relating to her termination are in dispute. Per the employment agreement, Ms. Walton would be entitled to severance in the amount up to $950,000 related to lost salary, bonuses and benefits if she had not been terminated for cause. The Company believes that Ms. Walton has not earned the right to this severance and intends to defend this position. Included in the net income of $2.4M for the third quarter of 2010 was the reversal of approximately $1.8 million of the Company’s valuation allowance for income taxes. The decision to reverse a portion of the allowance was based on the Company’s historical operating performance.

As of August 31, 2011, the Company had approximately $6.9 million in cash, cash equivalents, marketable securities and other investments compared to $9.0 million at the close of the third quarter 2010 representing a 23% decrease. The decrease is primarily attributable to the funding of a Grantor trust in the amount of $2,500,000 to escrow amounts that may become payable to certain participants under their respective Employment Agreements as a result of a change in control. The Company had no long-term debt at the end of the third quarter 2011.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 240,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks in the world. ISO 9001:2008 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched CélleSM (pronounced “C-L”), the world’s first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC:QX Markets Group Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

About Célle

The CélleSM service was introduced in November 2007 as the first and only service that empowers women to collect and cryopreserve menstrual flow containing undifferentiated adult stem cells for future utilization by the donor or possibly their first-degree relatives in a manner similar to umbilical cord blood stem cells. For more information, visit www.celle.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s Célle technology license agreements and U-Cord license agreements and their ability to provide the Company with royalty fees, the ability of Cryology RTS to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.